Exhibit 5.1

Jaime L. Chase

+1 202 728-7096

jchase@cooley.com

December 9, 2025

Tempest Therapeutics, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

Ladies and Gentlemen:

We have acted as counsel to Tempest Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by the selling stockholder identified therein (the “Selling Stockholder”) of up to 1,172,414 shares (the “Warrant Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), issuable upon the exercise of outstanding warrants to purchase shares of Common Stock (the “Warrants”). The Warrants were issued pursuant to the Securities Purchase Agreement, dated November 24, 2025, by and between the Company and the Selling Stockholder (the “Agreement”). Each share of Common Stock includes a preferred share purchase right (each, a “Right,” collectively, the “Rights”) as set forth in the Rights Agreement (the “Rights Plan”), dated as of October 10, 2023, as amended. between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation and Bylaws, each as currently in effect, the Agreement, the Warrants and such other documents, records, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to our opinion concerning the Rights:

(i) Our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors (the “Board”) may be required to redeem or terminate, or take other action with respect to, the Rights or the Rights Plan in the future based on the facts and circumstances then existing.

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Tempest Therapeutics, Inc. December 9, 2025 Page Two

(ii) Our opinion assumes that the Rights Plan has been duly authorized, executed and delivered by the Rights Agent and that members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Plan. With respect to Rights associated with Shares to be issued in the future, our opinion assumes the Rights Plan has not been terminated by the Company or expired by its terms and the Rights have not expired or been redeemed or exchanged by the Company, in each case, prior to the issuance and resale of such Shares.

(iii) Our opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Plan. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion as to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters may cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration paid upon exercise of the Warrants is less than the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Warrant Shares and any associated Rights, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, and the Warrant Shares will be fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Cooley LLP  1299 Pennsylvania Avenue NW  Suite 700  Washington, DC  20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

Tempest Therapeutics, Inc. December 9, 2025 Page Three

Very truly yours,

COOLEY LLP

By:	/s/ Jaime L. Chase
Jaime L. Chase

Cooley LLP  1299 Pennsylvania Avenue NW  Suite 700  Washington, DC  20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com